EX 99.28(d)(15)(v)

Amendment
to Amended and Restated
Investment Sub-Advisory Agreement Between
Jackson National Asset Management, LLC
and Goldman Sachs Asset Management, L.P.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Goldman Sachs Asset Management, L.P., a limited partnership organized under the laws of the state of Delaware and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser entered into an Investment Sub-Advisory Agreement effective as of the 2nd day of May, 2005, and Amended and Restated effective as of the 1st day of December, 2012 (“Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of JNL Series Trust (“Trust”).

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Adviser and the Sub-Adviser have agreed to reduce the sub-advisory fees for the JNL/Goldman Sachs Emerging Markets Debt Fund and the JNL/Goldman Sachs Mid Cap Value Fund as set forth on Schedule B, and, in connection with said reductions, Schedule B to the Agreement must be amended.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated June 3, 2013, attached hereto.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 21st day of June 2013, effective June 3, 2013.

Jackson National Asset Management, LLC			Goldman Sachs Asset Management, L.P.

By:	/s/ Mark D. Nerud	By:	/s/ Marci Green
Name:	Mark D. Nerud	Name:	Marci Green
Title:	President and CEO	Title:	Managing Director

Schedule B
Dated June 3, 2013
(Compensation)

JNL/Goldman Sachs Core Plus Bond Fund
Average Daily Net Assets	Annual Rate
$0 to $500 Million	.25%
$500 Million to $1 Billion	.17%
Amounts over $1 Billion	.15%

JNL/Goldman Sachs Emerging Markets Debt Fund
Average Daily Net Assets	Annual Rate
$0 to $200 Million	.50%
$200 Million to $400 Million	.45%
Amounts over $400 Million	.40%

JNL/Goldman Sachs Mid Cap Value Fund
Average Daily Net Assets	Annual Rate
$0 to $100 Million	.50%
$100 to $500 Million	.45%
Amounts over $500 Million	.40%

JNL/Goldman Sachs U.S. Equity Flex Fund
Average Daily Net Assets	Annual Rate
$0 to $150 Million	.45%
Amounts over $150 Million	.40%

B-1